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                             LOAN CONVERSION RIGHTS

         THIS AGREEMENT (this "Agreement") made as of the [2] day of December, 1998, by and between Argotec Ltd./Formula Ventures Ltd (the "Lender"), and Constellation 3D Holdings Limited (the "Company").

WITNESSESTH:

WHEREAS, the Company is in the process of searching for equity financing, and

WHEREAS the Company requires a loan in order to conduct its business activities, and

WHEREAS a Terms Sheet was was made as of October 15, 1998, by and between the Lender and a subsidiary of the Company, Memory Devices (MD) (1996) Ltd. (hereinafter "MD").

WHEREAS under the said Term Sheet the Lender intends to provide a credit line of $ 0.6 Million to MD, and

WHEREAS the Lender is willing to have conversion rights on the sais credit line conversion rights that are meaningful in the context of the shares of the Company and

WHEREAS, the Company is willing to give such conversion rights on the basis of the credit line provided to MD.

         NOW THEREFORE, the parties hereto hereby agree as follows:

Conversion. At any time on or before August 1, 1999, the Lender may upon 45 days written notice, elect at its sole discretion to convert the actual credit provided and the interest into fully-paid and non-assessable Preferred Shares of a nominal value of (pound)0.01 each, of the Company (the "Preferred Shares"). The conversion price for each Preferred Share to be issued to the Lender upon conversion, shall be 75% of the price per share based upon the lowest valuation of the Company used in a financing of the Company between the date of this Agreement until the conversion date divided by the issued and outstanding share capital of the Company, on a fully diluted basis; provided, however, in the event that a financing does not occur, the valuation of the Company, will be agreed upon by the parties for the purposes of conversion.

Miscellaneous. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby. This Agreement shall be governed by and construed according to the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jalla district, and each of the parties hereby submits irrevocably to the jurisdiction of such court. Except as otherwise expressly limited herein the provisions hereof shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in arising under, or created by this Agreement may be assigned or transferred by the Company without the prior consent in writing of the Lender, All of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be used or transferred by the Lender at its sole discretion. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. The preamble hereto constitutes an integral part hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement. All notices and other communications required or permitted hereunder to be given to a party shall notify each other party in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger to the address appearing in Schedule 3 attached hereto or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 9 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non business day) on the first business day following transmission and electronic confirmation of receipt. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this agreement shall be interpreted so as to give effect to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

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IN WITNESS WHEREOF the parties have signed this Agreement in one or more
Counterparts as of the date first hereinabove set forth.


AGROTEC LTD./ FORMULA VENTURES                    By:    /s/  Shai Beili
                                                         -------------------



CONSTELLATION 3D HOLDINGS LTD.                    By:    /s/ Eugene Levich
                                                         -------------------